CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statement on Form S-8 (File No. 333-63411) of our report, which contains an explanatory paragraph relating to Aris Industries, Inc.'s ability to continue as a going concern, dated March 4, 2004, except for the second to last paragraph of Note 10 which is as of March 29, 2004, and the effects of the matter discussed in Note 13, which is as of August 3, 2004, on our audits of the consolidated financial statements and financial statement schedule of Aris Industries, Inc. and Subsidiaries as of December 31, 2003 and 2002 and for each of the years in the three-year period ended December 31, 2003, which report is included in this annual report on Form 10-K/A.



/s/ J.H. Cohn LLP

Roseland, New Jersey
August 11, 2004